Exhibit 99.1

Celsius strengthens Board with one of the most seasoned consumer products marketing executives and former CEO of Rexall Sundown.

Delray Beach, FL—January 27, 2010— Celsius Holdings, Inc. (OTCBB: CSUH.OB) announced that Christian Nast joined the board of directors of the company. Mr. Nast has vast consumer products experience with Chesebrough Pond’s, Colgate Palmolive, and Rexall Sundown. He was Executive Vice President of Colgate North America from 1989 to 1995. He served on Rexall’s board of directors from 1993, when the company went public to 2000. Mr. Nast also served as Rexall’s President and COO from 1995 and was named its CEO in 1997 until he retired when Rexall was sold in June 2000 to Royal Numico for $1.8 billion. Mr. Nast was a director of QEP Co. Inc. from 1998 to July 2006 and of The Tilton School from 2002 until May of 2007.

 Mr. Nast said, “Celsius has a lot of potential to grow and it is exciting to join the experienced team that Celsius has assembled and to be back with so many of my colleagues from the successful days at Rexall.”

According to Celsius’ CEO Steve Haley, “Mr. Nast is an excellent addition to the board with his consumer products background and knowledge of the supplement industry. We have now gathered a professional board with members from many industries and with vast experience.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB: CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-looking Statements

Certain statements made in this press release are forward looking in nature (within the meaning of the Private Securities Litigation Reform Act of 1995) and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated and consequently, you should not rely on these forward-looking statements as predictions of future events. Certain of these risks and uncertainties are discussed in the reports we filed with the SEC.

Contact Info:
Geary Cotton (866) 4-CELSIUS, gcotton@celsius.com
Jan Norelid (866) 4-CELSIUS, jnorelid@celsius.com
Source: Celsius Holdings, Inc.